[Patterson-UTI Energy, Inc. Letterhead]

Mr. Douglas J. Wall
[address redacted]

Re: Employment with Patterson-UTI Energy, Inc. (“Patterson-UTI”).

Dear Doug:

As you know, we would be delighted for you to accept our offer to become the Chief Operating Officer of Patterson-UTI. This letter confirms the material terms of your offer of employment with Patterson-UTI, as follows:

(1)	Job Title. Your job title will be Chief Operating Officer.

(2) Start Date. Your start date will be determined by mutual agreement, but no later than April 15, 2007. I am pleased that you would like to start as soon as possible, and that you are targeting March 15th as a start date.

(3) Compensation. Your base salary will be $450,000 per annum. Your target annual bonus for 2007 will be $800,000, which will be determined by the Compensation Committee and paid at the same time as other senior executives.

(4) Starting Bonus. You will be paid a starting bonus of $275,000, which shall be payable promptly following the commencement of your employment.

(5) Employment Term. Your employment is at-will. You will receive a Severance Agreement, which provides, in essence, that in the event that your employment is terminated by Patterson-UTI without cause at any time during the first three years of your employment by the Company, then you will be paid the sum of $750,000 within 30 days following such termination.

(6) Grant of Restricted Shares. On your start date, Patterson-UTI will grant to you a restricted stock award of 100,000 shares. The restricted shares would vest in three installments: the first 33,333 shares vesting on the first anniversary of your start date, the second 33,333 shares vesting on the second anniversary of your start date, and the final 33,334 shares vesting on the third anniversary of your start date. The award of the restricted shares would be subject to the terms and conditions of the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan and the related Form of Executive Officer Restricted Stock Award Agreement.

(7) Grant of Option. On your start date, Patterson-UTI will grant to you an option to purchase 75,000 shares of Patterson-UTI common stock at a price per share equal to the closing price of the Patterson-UTI common stock on that date. The option would vest as follows: 25,000 shareson the first anniversary of your start date and thereafter, 2,083 shares each month beginning on the thirteenth monthly anniversary of your start date through the thirty-fifth monthly anniversary date of your start date and 2,084 on the third anniversary of your start date.

(8) Employee Benefits. You shall have the right to participate in Patterson-UTI’s employee benefit plans available to its other senior executives.

(9) Indemnity. You will have an Indemnity Agreement in substantially the same form and substance as indemnity agreements provided by Patterson-UTI to its other senior executives.

(10) Change in Control. You will have a Change in Control Agreement in substantially the same form and substance as change in control agreements provided by Patterson-UTI to its other senior executives such as Cloyce Talbott and myself.

(11) Expenses. You shall receive reimbursemet for reasonable expenses incurred by you while performing your job duties, in accordance with the policies and requirements established by Patterson-UTI from time to time.

Your appointment as Chief Operating Officer of Patterson-UTI is, of course, subject to approval by our Board of Directors and the other terms are subject to formal approval by the full Compensation Committee.

As you know, the entire management team is excited about the prospect of your joining us, and we look forward to working with you.

Doug, please let me know, as soon as it is convenient for you, whether the terms set forth above are acceptable to you.

Very truly yours,

/s/ Mark S. Siegel

Mark S. Siegel

Chairman of the Board